Exhibit 99.1

For additional information contact:

Richard S. DeRose (703) 293-7901

For release:

November 10, 2004 at 9:00 a.m.

Information Analysis Inc. Reports Increased Profit in Third Quarter

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2004. Revenues were $2,438,000, up from the $1,483,000 reported in 2003’s third quarter. The information technology services company reported a net income of $354,000, or $0.03 per share basic and diluted, compared to a net income of $11,000, or $0.00 per share basic and diluted, in 2003’s third quarter.

For the nine months ended September 30, 2004, IAI’s revenues were $6,712,000, compared to revenues of $3,585,000 for the same period in 2003. The Company reported a net income of $466,000, or $0.05 per share basic and $0.04 per share diluted, in contrast to a net loss of $254,000, or ($0.02) per share basic and diluted, reported for the comparable 2003 period.

“We experienced an increase in the third quarter revenue compared to the first two quarters of the year, and have been profitable for the past five quarters. After taking into consideration other operating income of $290,000, which was recovery of past due receivables, and officers’ bonuses totaling $30,000 paid in connection with this recovery, we are pleased to report that the effective net operating income was still $99,000, which shows that the company trend continues upward,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “Our contract wins have contributed to our increased revenue stream. Our participation in the Mainframe Migration Alliance (MMA), a consortium of organizations committed to helping customers migrate application workload from the mainframe to the Windows platform, is expected to significantly build our pipeline over the next 12 months.

“We still are in merger and acquisition discussions with a number of firms and hope to complete a transaction in the future.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2003 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Increased Profit in Third Quarter

November 10, 2004

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2004	2003
Revenue:
Professional fees	$2,255	$1,426
Software sales	183	57

Total revenue	2,438	1,483
Cost of goods sold and services provided:
Cost of professional fees	1,776	1,140
Cost of software sales	176	59

Total cost of sales	1,952	1,199

Gross margin	486	284
Selling, general and administrative expense	(417)	(264)
Other operating income	290

Operating income	359	20
Other expense	(5)	(9)

Income before income taxes	354	11
Provision for income taxes	—	—

Net income	$354	$11

Earnings per common share:
Basic: Net income	$0.03	$0.00

Diluted: Net income	$0.03	$0.00

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	11,019,408	10,329,468

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Information Analysis Reports Increased Profit in Third Quarter

November 10, 2004

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2004	2003
Revenue:
Professional fees	$6,314	$3,338
Software sales	398	247

Total revenue	6,712	3,585
Cost of goods sold and services provided:
Cost of professional fees	5,098	2,610
Cost of software sales	314	242

Total cost of sales	5,412	2,852

Gross margin	1,300	733
Selling, general and administrative expense	(1,098)	(967)
Other operating income	290	—

Operating income (loss)	492	(234)
Other expense	(26)	(20)

Income (loss) before income taxes	466	(254)
Provision for income taxes	—	—

Net income (loss)	$466	$(254)

Earnings per common share:
Basic: Net income	$0.05	$(0.02)

Diluted: Net income	$0.04	$(0.02)

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	11,009,825	10,283,515

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Information Analysis Reports Increased Profit in Third Quarter

November 10, 2004

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

	As of:
	September 30, 2004	December 31, 2003
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$90	$318
Accounts receivable, net	1,835	1,521
Prepaid expenses	117	116
Note receivable	85	85
Other receivables	6	16
Capitalized Software, net	—	63

Total current assets	2,133	2,119

Fixed assets, net	31	31
investments	6	6
Other assets	17	37

Total assets	2,187	2,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,603	$1,151
Accrued payroll and related payroll items	265	215
Notes payable	125	125
Other accrued liabilities	99	313
Deferred revenue	64	136
Revolving line of credit	—	689

Total current liabilities	2,156	2,629

Total liabilities	2,156	2,629

Common stock, par value $0.01, 30,000,000 shares authorized; 11.788,126 shares issued, 10.283,515 outstanding at September 30, 2004 and December 31, 2003, respectively	118	118
Additional paid in capital	14,122	14,122
Accumulated deficit	(13,349)	(13,816)
accumulated other comprehensive income	(6)	(6)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	31	(436)

Total liabilities and stockholders’ equity	2,187	2,193

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